Exhibit 5.1

August 25, 2017

Emergent Capital, Inc.

5535 Town Center Road, Suite 701

Boca Raton, FL 33131

Attention: General Counsel

Ladies and Gentlemen:

We have acted as special securities counsel to Emergent Capital, Inc., a Florida corporation (the “Company”), in connection with the filing on August 25, 2017 of the Company’s registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) to register the resale by certain selling securities holders listed in the Registration Statement under “Selling Stockholder” of (x) up to an aggregate of $75,836,966 of the Company’s 5.00% Senior Unsecured Convertible Notes Due 2023 (the “Notes”) and (y) up to an aggregate of 207,918,483 shares of the Company’s $0.01 par value common stock (the “Common Stock”) including (i) up to 37,918,483 shares of Common Stock issuable upon conversion of the Notes and up to 42,500,000 shares of Common Stock issuable upon exercise of certain common stock purchase warrants (the “Warrants”) with a strike price of $0.20 per share issued in a private placement by the Company on July 28, 2017 (such shares of Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants are collectively referred to as the “Resultant Shares”), (ii) 115,000,000 shares of Common Stock issued by the Company in a private placement pursuant to a certain common stock purchase agreement dated July 28, 2017, which 115,000,000 shares of Common Stock include 40,000,000 shares of Common Stock issued by the Company pursuant to a rights offering conducted by the Company pursuant to the Company’s April 18, 2017 offer to exchange filed as an exhibit to the Company’s Schedule TO-I filed with the Commission on April 18, 2017 (the “Common Stock Purchase Agreement Shares”), and (iii) 12,500,000 shares of Common Stock issued in a private placement by the Company pursuant to a securities purchase agreement dated August 11, 2017 (the “Securities Purchase Agreement Shares”). Pursuant to Rule 416(a) promulgated by the Commission under the Act, the Registration Statement also registers an indeterminate number of additional shares of Common Stock that may become issuable from time to time pursuant to certain anti-dilution provisions of the Notes and Warrants and to cover shares of Common Stock issuable as a result of stock splits, stock dividends and similar transactions. The Notes were issued under that certain indenture (the “Indenture”) dated July 28, 2017 by and between the Company and US Bank, National Association, as trustee.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act as it pertains to the Registration Statement.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Articles of Incorporation of the Company as amended through the date of this opinion letter; (ii) the Amended and Restated Bylaws of the Company; (iii) resolutions of the board of directors of the Company relating to the issuance and sale of the Notes and Common Stock and the authorization and reservation of the shares of Common Stock underlying the Notes and Warrants; (iv) the Indenture and the form of global Notes; and (v) the Registration Statement. We have reviewed such other documents and considered such questions of law as we have deemed necessary to give the opinions set forth below.

In connection with this opinion letter, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such other party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination, and that all Notes conform to the form of global Note which is an exhibit to the Indenture. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(1)                                 The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(2)                                 The Resultant Shares have been duly and validly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Notes and exercise of the Warrants, each pursuant to the respective terms and conditions of the Notes, Indenture and the Warrants, and, upon issuance upon conversion of the Notes or upon issuance upon exercise of the Warrants, as the case may be, in accordance with the respective terms and conditions of the Notes, Indenture and the Warrants, will be validly issued, fully paid and non-assessable. The Common Stock Purchase Agreement Shares and the Securities Purchase Agreement Shares have been validly issued and are fully paid and non-assessable.

Our opinion number (1) is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Notes and the Indenture.

This opinion letter is based, as to matters of law, solely on (i) the official statutory compilation of the Florida Business Corporation Act in effect on the date hereof, (ii) internal law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York) applicable with respect to matters set forth in this opinion letter and in effect on the date hereof and (iii) United States federal laws in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Registration Statement to be filed with the Commission on August 25, 2017, and to the reference to us under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events that may affect or alter any opinion rendered herein.

Very truly yours,

/ s / HOLLAND & KNIGHT LLP